EXHIBIT (5)


                              Cummings & Lockwood
                              Four Stamford Plaza
                         107 Elm Street, P.O. Box 120
                       Stamford, Connecticut 06904-0120




                                   April 21, 1997



Air Express International Corporation
120 Tokeneke Road
Darien, CT  06820

          Re: 25,000 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF AIR EXPRESS INTERNATIONAL CORPORATION

Ladies and Gentlemen:

          We are counsel to Air Express International Corporation, a Delaware corporation (the "COMPANY"), and have represented the Company with respect to the Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"), relating to the registration of 25,000 issued and outstanding shares of the Company's Common Stock, par value $.01 per share (the "SHARES"), to be offered for sale and sold by and for the account of an existing shareholder of the Company.

          In rendering this opinion, we have relied upon (i) a copy of the Registration Statement; (ii) an executed copy of the Sale and Purchase Agreement dated November 12, 1996 (the "ACQUISITION AGREEMENT") among the Company's wholly owned subsidiary, Air Express International Holding B.V., a private company with limited liability incorporated under the laws of The Netherlands, Muller Air Freight Holding B.V., a private company with limited liability incorporated under the laws of The Netherlands, and Mr. Sjoerd Van Loon, a resident of The Netherlands, pursuant to which document the Shares were originally issued by the Company; and (iii) a certificate from ChaseMellon Shareholder Services, L.L.C., the stock transfer agent for the Company, certifying that certificates representing the Shares have been duly executed, countersigned and registered pursuant to the terms of the Acquisition Agreement. We also have examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. We have assumed the


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authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination. We also have assumed the valid authorization, execution and delivery of the Acquisition Agreement by each party other than the Company and the due organization, valid existence and good standing of each such party.

          Based upon and subject to the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement will, when sold, be legally issued, fully paid and non-assessable.

          We express no opinion as to the application of the securities or blue sky laws of the various states to the sale of the Shares.

          This opinion is limited to the laws of the State of Connecticut, the Delaware General Corporation Law and the laws of the United States of America to the extent applicable.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm that are included in or made a part of the Registration Statement.

                                   Sincerely,

                                   /s/ CUMMINGS & LOCKWOOD

                                   CUMMINGS & LOCKWOOD


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